Exhibit 99.6

EXECUTION VERSION

WAIVER AND ACKNOWLEDGMENT

Dated:  August 27, 2020

Reference is hereby made to the Stockholder Agreement, dated as of July 2, 2018, by and among Plantronics, Inc. (the “Company”) and Triangle Private Holdings II, LLC (“Siris”), as amended on February 10, 2020 (the “Stockholder Agreement”), pursuant to which, among other things, Frank Baker (“Baker”) and Daniel Moloney (“Moloney”) were appointed to the board of directors of the Company (the “Company Board”). Except as defined in this Waiver and Acknowledgment, all defined terms shall have the meanings ascribed to them in the Stockholder Agreement.

RECITALS:

1.              On August 27, 2020, Siris sold approximately 4.065 million shares of the Company’s common stock (the “Transaction”).

2.              Upon the consummation of the Transaction, the Siris Percentage Ownership decreased to below eight percent (8%).

3.              Pursuant to Section 4.01(a) of the Stockholder Agreement, upon the consummation of the Transaction, Siris was no longer entitled to nominate any Siris Directors to the Company Board.

4.              Pursuant to Section 4.01(k) of the Stockholder Agreement, Siris is required to cause the Siris Directors to promptly resign from the Company Board (the “Resignation Covenant”).

5.              On August 27, 2020, Baker resigned from the Company Board.

6.              The Company Board desires that Moloney remain a member of the Company Board, nothwithstanding the Transaction and the terms of the Stockholder Agreement (including the Resignation Covenant).

WAIVER AND ACKNOWLEDGMENT:

In consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto agree to the following:

(i)                                     The Resignation Covenant as it relates to Moloney and each prospective obligation of Siris with respect to Moloney under the Stockholder Agreement are hereby waived.

(ii)                                  As of the date hereof, Moloney shall no longer be deemed a Siris Director under the Stockholder Agreement.

Except as expressly provided herein, all other provisions of the Stockholder Agreement remain unmodified and the Stockholder Agreement remains in full force and effect, on the terms and subject to the conditions set forth therein.

This Waiver and Acknowledgment may be executed in any number of counterparts.

[Signature Page follows]

IN WITNESS WHEREOF, the parties have executed this Waiver and Acknowledgment as of the date first above written.

PLANTRONICS, INC.

By:	/s/ Robert Hagerty
Name: Robert Hagerty
Title: Interim Chief Executive Officer & Chairman of the Board

TRIANGLE PRIVATE HOLDINGS II, LLC

By:	/s/ Peter Berger
Name: Peter Berger
Title: Authorized Signatory